August 28, 2017

Ladies and Gentlemen:

LocalShares Investment Trust (the “Trust”) proposes to offer and sell a series of shares of beneficial interest representing interests in a portfolio of securities known as Nashville Area ETF (such shares of beneficial interest being herein referred to as the “Shares”) in the manner and on the terms set forth in its Registration Statement, File No. 333-184163 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed relevant and necessary to form a basis on which to render the opinion hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the legal power and authority of all persons signing on behalf of other parties, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the Trust had or will have the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, trust or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to facts material to the opinion, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Trust, public officials and others. We have not independently verified such factual matters.

In expressing the opinion set forth below, we have assumed that:

1.
The issuance, sale, amount and terms of any Shares to be offered from time to time will have been duly authorized and established by proper action of the Board of Trustees of the Trust or a duly authorized committee thereof (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Trust’s Declaration of Trust  (the “Declaration of Trust”) and the Trust’s Bylaws (the “Bylaws”) and applicable provisions of Delaware law, and the Investment Company Act of 1940, as amended (the “1940 Act”) in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Trust or otherwise impair the legal or binding nature of the obligations represented by the applicable Shares and such Board Action shall remain in effect and unchanged at all times during which such Shares are offered by the Trust;

150 Third Avenue South, Suite 2800
Nashville, TN 37201
bassberry.com

2.
At the time of offer, issuance and sale of any Shares, the Registration Statement will be effective under the applicable law, any requisite offering documents with respect to such Shares will have been filed with the Commission and no stop order suspending its effectiveness will have been issued and remain in effect;

3.	Upon the issuance of the Shares, the total number of Shares issued and outstanding will not exceed the total that the Trust is then authorized to issue under the Declaration of Trust;
4.
If being sold by the issuer thereof, the Shares will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable sale agreement and as contemplated by the Registration Statement and/or the applicable offering document;

5.	The Trust will remain a Delaware corporation.

This opinion letter is based as to matters of law solely on the applicable provisions of the federal laws of the United States and the Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

The Shares which are currently being registered by the Registration Statement referred to above are duly authorized to be issued from time to time in accordance with the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article 4 of the Declaration of Trust and subject to compliance with the 1933 Act and the Investment Company Act of 1940, as amended. Such Shares, when so issued, will be validly issued, fully paid, and non-assessable.

This opinion is furnished to you in connection with the Registration Statement and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Miscellaneous Information - Counsel.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800
Nashville, TN 37201
bassberry.com